University General Health System to Develop Pearland, Texas Medical Complex

Facilities to Include 50-Bed Acute Care Hospital, Medical Office Building and Senior Living Facility

HOUSTON, TX -- (Marketwire - December 21, 2012) - University General Health System, Inc. (OTCQB: UGHS) ("University General" or "the Company"), a diversified, integrated multi-specialty health care delivery system, today announced that it has executed agreements to acquire an interest in approximately 31 acres of undeveloped land from Musgrave-Grohman, Ltd., an Abilene, Texas-based real estate developer, to establish a multi-purpose medical complex on Pearland Parkway in Pearland, Texas, a large suburban city in the greater Houston metropolitan area. The acquisitions are subject to customary closing conditions, including a $20 million financing commitment for the hospital portion of the complex. The projects will be initially funded with the acquired land (with an estimated value of $11 million). The parties are working with multiple sources to secure the additional debt and equity financing that will be required to complete the project.

The Pearland complex is anticipated to include a 50-bed general acute care hospital, a full-service 10-bed emergency room and an 8-bed intensive care unit, four operating rooms, and an endoscopy and cardiac catheter lab. The complex is also expected to include a 50,000 square-foot medical office building, providing physician offices adjacent to the hospital. In addition, current plans for the complex include a 42-unit memory care facility to complement University General's 80-unit Trinity Oaks senior living community on Pearland Parkway. The Company is actively seeking financing and hopes to begin construction in 2013.

"This expansion into Pearland, which is located approximately 15 miles southeast of the Company's flagship hospital near the Texas Medical Center, presents an opportunity for University General Health System to further replicate the existing physician-centric, multi-specialty, integrated, diversified regional health care delivery system it has successfully established in the Houston metropolitan area," stated Hassan Chahadeh, M.D., the Company's Chairman and Chief Executive Officer.

"The new medical complex will be named University General Hospital - Pearland," commented Donald Sapaugh, President of University General Health Care System, Inc. "City leaders have been very supportive in working with us to design the first general acute care hospital in Pearland, and we are excited about the opportunity to provide the citizens of Pearland first-class acute care in a five-star environment. The addition of a memory care facility will be highly complementary to Trinity Oaks, which is currently 95% occupied by independent and assisted living residents."

"We have developed quality homes for many years in the Pearland area, and we view the opportunity to participate with University General in building a first-class medical complex as the pinnacle of our vision within the market," stated Kenneth L. Musgrave, Principal in Musgrave-Grohman Ventures, Ltd., the land partner for UGHS Pearland Hospital Real Estate, Inc.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals located in Houston, Texas and Dallas, Texas. Ancillary hospital outpatient departments (HOPDs) include two ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, two sleep clinics, and a hyperbaric wound care center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

Forward Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

For additional information, please contact:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893
info@rjfalkner.com

Craig Allison
Investor Relations
(914) 630-7429
callison@ughs.net